Exhibit 99.1

ITW Chairman & CEO David B. Speer Passes Away; E. Scott Santi Elected CEO and Director of ITW; Robert S. Morrison Elected Non-Executive Chairman of the Board

Glenview, Ill., November 18, 2012 – ITW (NYSE: ITW) is deeply saddened to announce that ITW Chairman & CEO David B. Speer has passed away after an illness. He was 61. Mr. Speer joined ITW in 1978 and served in a number of selling, marketing, and management positions. In 2005, he was elected to the position of chief executive officer and in 2006 assumed the additional responsibilities as chairman of the board of directors. Mr. Speer had been on medical leave since October 2012.

Effective immediately, E. Scott Santi, 51, has been elected chief executive officer to succeed Mr. Speer. He has also been elected to ITW’s board of directors. Mr. Santi was elected president and chief operating officer in October. At that time, he also was named acting chief executive officer in light of Mr. Speer’s medical leave. Robert S. Morrison, 70, has been elected non-executive chairman of the board of directors. He was named acting non-executive chairman in October and has been an independent director since 2003.

 “On behalf of everyone at ITW, our thoughts and prayers are with David’s family during this difficult time,” stated Mr. Morrison. “David’s energy and enthusiasm leave an indelible mark on ITW, the Chicago business community, and the many not-for-profit organizations he served. He will be greatly missed.”

“David’s remarkable leadership will have a lasting impact on our company,” said Mr. Santi. “He leaves a very strong foundation for us to build on as we move forward. On a personal level, I was privileged to have David as my colleague and mentor for over 30 years and I will miss him very much. We extend our deepest sympathies to David’s family.”

E. Scott Santi
Mr. Santi, 51, joined ITW in 1983 and has spent his entire career with the Company.  He was elected as Executive Vice President in 2004 and Vice Chairman in 2008.  He also serves as a director of W.W. Grainger, Inc.  Mr. Santi graduated from the University of Illinois in 1983 with a B.S. degree in accounting, and received a Masters in Business Administration from the JL Kellogg School of Business at Northwestern University in 1992.

Robert S. Morrison
Robert S. Morrison, 70, retired as Vice Chairman of PepsiCo, Inc., a beverage and food products company, having served in that position from 2001 to 2003. From 1997 to 2001, prior to its merger with PepsiCo, he was Chairman, President and Chief Executive Officer of The Quaker Oats Company. Mr. Morrison was Chairman and CEO of Kraft, Inc. from 1994 to 1997.  He also served as interim Chairman and Chief Executive Officer of 3M Company from June to December 2005. Mr. Morrison is currently a director of 3M Company and Aon Corporation and was formerly a director of The Tribune Co.

Celebrating its 100-year anniversary in 2012, ITW is a Fortune 150 global diversified industrial manufacturer of value-added consumables and specialty equipment with related service businesses. The Company focuses on profitable growth and strong returns across worldwide platforms and businesses. The businesses serve local customers and markets around the globe, with a significant presence in developed as well as emerging markets. ITW's revenues totaled $17.8 billion in 2011, with more than half of the revenues generated outside of the United States.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com